Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this First Amendment to Registration Statement on Form SB-2/A of our report dated May 25, 2007, relating to National Storm Management, Inc.’s balance sheets and related statements of operations, equity and cash flows for the twelve months ended December 31, 2006 and 2005.

/s/ Gately & Associates, LLC

Gately & Associates, LLC
Altamonte Springs, Florida

October 5, 2007